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                                                                    EXHIBIT 99.1

                      The Timken Company Announces Pricing

                of Offering of 11 Million Shares of Common Stock


         CANTON, OH - February 11, 2003 - The Timken Company (NYSE: TKR) today announced the pricing of its public offering of 11 million shares of its common stock at $14.90 per share. The transaction is expected to close on February 18, 2003. The net proceeds of the offering will be used to fund a portion of the cash consideration for Timken's pending $840 million acquisition of the Engineered Solutions business of Ingersoll-Rand Company Limited. The closing of the common stock offering is conditioned on the closing of the acquisition. The common stock offering has been managed by Merrill Lynch & Co. and J.P. Morgan Securities Inc. as joint book-running managers and Morgan Stanley & Co. Incorporated as the joint lead manager. Concurrently with the common stock offering, Timken is offering $250 million of senior unsecured notes for the same purpose.

         In addition, Timken will issue to Ingersoll-Rand approximately 9.4 million shares of Timken's common stock in connection with the acquisition. The combined issuance of approximately 20.4 million shares will result in an increase in Timken's total shareholders' equity of approximately $300 million.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus and related prospectus supplement included in the registration statement. Copies of such documents may be obtained from the managers for the offering at the following addresses: Merrill Lynch, 4 World Financial Center, New York, New York 10281; J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172; or Morgan Stanley, 1585 Broadway, New York, New York 10036.




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         The Timken Company is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as a provider of related products and services. With operations in 24 countries, the company employs about 18,000 people worldwide and recorded 2002 net sales of U.S. $2.6 billion.

         Certain statements in this press release (including statements regarding Timken's forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Timken cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including financing and other closing risks associated with the consummation of the acquisition mentioned above; the uncertainties in both timing and amount, if any, of actual benefits realized through economies of scale, elimination of duplicative costs, operating efficiencies and enhanced productivity through the integration of the acquired business with Timken's operations; risks associated with diversion of management's attention from routine operations during the integration process; risks associated with the greater level of debt associated with the combined companies; and factors related to conditions in the capital markets and Timken's ability to successfully complete the offerings described above. These and additional factors are described in greater detail in Timken's 2001 Annual Report, page 39; its Annual Report on Form 10-K for the year ended December 31, 2001; its quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002; and in the prospectus supplements and the accompanying prospectus related to the offerings described above. Except as required by federal securities laws, Timken undertakes no obligation to update or revise any forward-looking statement.